UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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AETRIUM INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
INTRODUCTION
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
OUTSTANDING SHARES
ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN
EXECUTIVE COMPENSATION AND OTHER BENEFITS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
CODE OF ETHICS
SECTION 16(a) BENEFICIAL
SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
OTHER BUSINESS
MISCELLANEOUS

AETRIUM INCORPORATED
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 24, 2006
     The 2006 Annual Meeting of the Shareholders of Aetrium Incorporated, a Minnesota corporation, will be held at Aetrium’s corporate headquarters located at 2350 Helen Street, North St. Paul, Minnesota, beginning at 4:00 p.m., local time, on May 24, 2006, for the following purposes:
1.	To elect five (5) persons to serve as directors until the next Annual Meeting or until their respective successors are elected and qualified; and

2.	To transact such other business as may properly come before the Annual Meeting.
     The record date for determining the shareholders who are entitled to notice of and to vote at the Annual Meeting, and any adjournments thereof, is the close of business on March 31, 2006.
     You are cordially invited to attend the Annual Meeting. If you do not plan to attend the Annual Meeting in person, please be sure you are represented at the Annual Meeting by completing, signing, dating and promptly returning the enclosed proxy card in the envelope provided, which requires no postage if mailed within the United States.

By Order of the Board of Directors

Douglas L. Hemer
Chief Administrative Officer and Secretary

April 10, 2006
North St. Paul, Minnesota

AETRIUM INCORPORATED
2350 Helen Street
North St. Paul, Minnesota 55109
(651) 770-2000
PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 24, 2006
INTRODUCTION
     The 2006 Annual Meeting of the Shareholders of Aetrium Incorporated, a Minnesota corporation, will be held at Aetrium’s corporate headquarters located at 2350 Helen Street, North St. Paul, Minnesota 55109, beginning at 4:00 p.m., local time, on May 24, 2006.
     A proxy card is enclosed for your use. YOU ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TO SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. We will pay the costs related to soliciting proxies, including preparing, assembling and mailing the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of our common stock. Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone or personal conversation. We may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of our common stock.
     Any shareholder giving a proxy may revoke it at any time before its use at the Annual Meeting either by:
•	giving written notice of revocation to our Secretary before the Annual Meeting or at the Annual Meeting before the proxy is used;

•	submitting a duly executed proxy with a later date to our Secretary; or

•	appearing at the Annual Meeting and voting his or her stock in person.
     Proxies will be voted as specified by shareholders. Proxies that are signed by shareholders, but lack any such specification, will be voted in favor of the nominees for directors listed in this Proxy Statement. Abstention from the proposal set forth in the Notice of Meeting is treated as a vote against such proposal. Broker non-votes on such proposal (i.e., a card returned by a broker because voting instructions have not been received and the broker has no discretionary authority to vote) are treated as shares with respect to which voting power has been withheld by the beneficial holders of those shares and, therefore, as shares not entitled to vote on such proposal.
     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES FOR DIRECTORS LISTED IN THIS PROXY STATEMENT.
     We expect that this Proxy Statement and the proxy card will be first mailed to shareholders on or about April 10, 2006.
     The terms “we,” “us,” “our,” or the “company” or similar terms refer to Aetrium Incorporated.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS
     Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or Annual Report to Shareholders may have been sent to multiple shareholders who share the same address. We will promptly deliver a separate copy of either document to any shareholder upon written or oral request to our Investor Relations Department, Aetrium Incorporated, 2350 Helen Street, North St. Paul, Minnesota 55109, telephone: (651) 770-2000. Any shareholder who wants to receive separate copies of our Proxy Statement or Annual Report to Shareholders in the future, or any shareholder who is receiving multiple copies and would like to receive only one copy per household, should contact the shareholder’s bank, broker, or other nominee record holder, or the shareholder may contact us at the above address and phone number.
OUTSTANDING SHARES
     Only record holders of our common stock at the close of business on March 31, 2006 will be entitled to vote at the Annual Meeting. On March 31, 2006, we had 9,913,728 outstanding shares of common stock, each such share entitling the holder thereof to one vote on each matter to be voted on at the Annual Meeting. The holders of a majority of the shares (4,956,865 shares) entitled to vote and represented in person or by proxy at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. In general, shares of common stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Annual Meeting for the purposes of determining a quorum, without regard to whether the card reflects an abstention (or is left blank) or reflects a broker non-vote on a matter. Holders of shares of common stock are not entitled to cumulate voting rights.
ELECTION OF DIRECTORS
Nomination
     Our Bylaws provide that the number of directors to constitute our board of directors will be at least one or such other number as may be determined by our board or our shareholders. At our 2005 Annual Meeting, five directors were elected. Our board has unanimously recommended and determined to nominate the same five directors to be elected at the 2006 Annual Meeting. The process used to nominate these directors is discussed below under the caption “Additional Information About the Board and Its Committees—Board Member Nomination Process.” Directors elected at the 2006 Annual Meeting will hold office until the next regular meeting of shareholders or until their successors are duly elected and qualified.
     All of the nominees for directors are currently members of our board and have consented to serve as a director, if elected. The election of each director requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting, provided that a quorum consisting of a majority of the voting power of our outstanding shares is represented either in person or by proxy at the Annual Meeting. Our board recommends a vote FOR the election of each of the nominees listed in this Proxy Statement. Our board intends to vote the proxies solicited on its behalf (other than proxies in which the vote is withheld) for the election of each of the nominees as directors. If prior to the Annual Meeting our board should learn that any of the nominees will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies will be cast for another nominee to be designated by our board to fill such vacancy, unless a shareholder indicates to the contrary on his or her proxy card. Alternatively, the proxies may, at our board’s discretion, be voted for such fewer nominees as results from such death, incapacity or other unexpected occurrence. Our board has no reason to believe that any of the nominees will be unable to serve.
Information About Nominees
     The following table sets forth certain information as of March 1, 2006, which has been furnished to us by the persons who have been nominated by our board to serve as directors for the ensuing year.

			Director
Nominees for Election	Age	Principal Occupation	Since
Joseph C. Levesque	61	Chairman of the Board, President and Chief Executive Officer of Aetrium Incorporated	1986
Darnell L. Boehm	57	Principal of Darnell L. Boehm & Associates	1986
Terrence W. Glarner	62	President of West Concord Ventures, Inc.	1990
Andrew J. Greenshields	68	President of Pathfinder Venture Capital Funds	1986
Douglas L. Hemer	59	Chief Administrative Officer and Secretary of Aetrium Incorporated	1986
Other Information About Nominees
     Joseph C. Levesque has served as our President, Chief Executive Officer and Chairman of our board since 1986. From 1973 to 1986, Mr. Levesque served in various capacities and most recently as Executive Vice President of Micro Component Technology, Inc., a manufacturer of integrated circuit testers and test handlers.
     Darnell L. Boehm served as our Chief Financial Officer and Secretary from 1986 until May 2000, and has served as one of our directors since 1986. From December 1994 until July 1995, Mr. Boehm had also assumed executive management responsibilities for our Poway, California operations. Mr. Boehm is currently the principal of Darnell L. Boehm & Associates, a management consulting firm. Mr. Boehm is also a director of Rochester Medical Corporation, a publicly held company, and Versa Companies, a privately held company. Mr. Boehm serves on the compensation committee and is chairman of the audit committee of Rochester Medical Corporation. The entire board of Versa Companies acts as its audit and compensation committees.
     Terrence W. Glarner has served as one of our directors since March 1990. Mr. Glarner was initially elected as a director to our board because of his affiliation with North Star Ventures, Inc. and Norwest Venture Capital, which were significant shareholders of Aetrium at the time of Mr. Glarner’s election to the board. Since February 1993, Mr. Glarner has been President of West Concord Ventures, Inc., a venture capital company, and has been a consultant to North Star Ventures, Inc. and Norwest Venture Capital. Mr. Glarner is also a director of Bremer Financial Corp., FSI International, Inc. and NVE Corporation, all of which are publicly held companies. Mr. Glarner also serves on the audit and compensation committees of FSI International, Inc. and NVE Corporation and on the audit committee of Bremer Financial Corp.
     Andrew J. Greenshields served as one of our directors from July 1984 to October 1985, and has continuously served as one of our directors since October 1986. Mr. Greenshields was initially elected as a director to our board because of his affiliation with Pathfinder Venture Capital Funds, an investment company, which was a significant shareholder of Aetrium at the time of Mr. Greenshields’ election to the board both in 1984 and 1986. Mr. Greenshields has been President of Pathfinder Venture Capital Funds since September 1980. Mr. Greenshields is also a partner of Pathfinder Partners III, the general partner of

Pathfinder Venture Capital Fund III, a Minnesota limited partnership. Pathfinder Venture Capital Funds is also the management company for Pathfinder Venture Capital Fund III. Mr. Greenshields also has been a general partner of Spell Capital Partners since November 1997. Mr. Greenshields is also a director and member of the audit and compensation committees of CNS, Inc., a publicly held company, and a director of Alkota Inc. and Midwest Plastics, Inc., both privately held companies. The entire boards of Alkota Inc. and Midwest Plastics, Inc. act as their own respective audit and compensation committees.
     Douglas L. Hemer has served as one of our directors since 1986, and has served as our Secretary since May 2000 and as our Chief Administrative Officer since March 2001. He served as our Group Vice President from August 1998 to March 2001, as the President of our Poway, California operations from February 1997 to August 1998 and as our Chief Administrative Officer from May 1996 until February 1997. Mr. Hemer was a partner in the law firm of Oppenheimer Wolff & Donnelly LLP for more than 15 years before joining Aetrium. Mr. Hemer is also a director of Versa Companies, a privately held company.
Additional Information About the Board and Its Committees
     General Information. Our board of directors manages our business and affairs. Except for Messrs. Levesque and Hemer, all of our directors are independent directors, as defined by current Nasdaq listing standards and the rules and regulations of the SEC. Our independent directors will hold meetings, referred to as “executive sessions,” at which only the independent directors are present on a regular basis and at least two times each year. During the fiscal year ended December 31, 2005, our independent directors held four executive sessions in addition to their participation in Audit Committee and Compensation Committee meetings.
     Our board met or took action in writing six times during the fiscal year ended December 31, 2005. Our board established and maintains an Audit Committee and a Compensation Committee. Each of our directors is expected to make a reasonable effort to attend all meetings of the board, applicable committee meetings and our annual meeting of shareholders. All of our directors attended 75% or more of the aggregate meetings of our board and all such committees on which they served during the fiscal year ended December 31, 2005. All of our directors except Messrs. Hemer and Greenshields attended our 2005 Annual Meeting.
     Audit Committee. The function of the Audit Committee is to review our financial statements, oversee the financial reporting and disclosures prepared by management, make recommendations regarding our financial controls, and confer with our outside independent registered public accounting firm. In addition, the Audit Committee is responsible for the appointment, compensation, retention and oversight of our outside independent registered public accounting firm. The Audit Committee met or took action in writing seven times during the fiscal year ended December 31, 2005. Messrs. Boehm, Glarner and Greenshields are the current members of the Audit Committee, of which Mr. Boehm is Chairman.
     Compensation Committee. The responsibilities of the Compensation Committee include approving the compensation for our executive officers and setting the terms of and grants of awards under our 1993 and 2003 Stock Incentive Plans. Our 1993 Stock Incentive Plan is referred to in this Proxy Statement as our “1993 Plan,” and our 2003 Stock Incentive Plan is referred to in this Proxy Statement as our “2003 Plan.” The Compensation Committee met or took action in writing three times during the fiscal year ended December 31, 2005. Messrs. Boehm, Glarner and Greenshields are the current members of the Compensation Committee.
     Board Member Nomination Process. We have not established a nominating committee. Our board has determined that because of the relatively small size of the board and the value of all directors participating in the process of nominations for board membership, it is in our best interests for the entire board to exercise the responsibilities of nominations for board membership. In lieu of a charter, the board has adopted principles, objectives and requirements in connection with the nomination process that set forth guidelines and procedures for the selection and evaluation of candidates for nomination as board members. We have posted these principles, objectives and requirements on our website at www.aetrium.com. Our board will review these principles, objectives and requirements periodically to determine if a more formal policy should be adopted.
     In evaluating individual candidates for nomination for board membership, the board will seek out individuals who have, at a minimum, the following attributes:
•	High moral and ethical character;

•	Ready, willing and able to share constructive ideas, make independent decisions, work proactively and constructively with other board members, and devote the time and energy necessary for comprehensive and timely completion of all board member responsibilities; and

•	Adequate education, training and business experience, including knowledge of our business and the semiconductor and semiconductor equipment industries, to understand and make well informed and well reasoned judgments on all matters within the scope of the board’s responsibilities.
     In making nominations for board membership, the board will consider recommendations from a variety of sources, including from shareholders. All recommended candidates will be evaluated under the same criteria. All candidates selected as a nominee for director must be approved by a majority of the independent directors of our board.
     Shareholders wishing to submit a recommendation for board membership may do so by sending a letter to the board, c/o Corporate Secretary, at Aetrium’s address listed above, which is clearly identified as a “Director Nominee Recommendation” and contains the following information:
•	Name of the candidate and a brief biographical sketch and resume of the candidate;

•	Contact information for the candidate and the shareholder making the recommendation;

•	A document evidencing the candidate’s willingness to serve as a director if elected; and

•	A signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.
     Shareholders who wish to make a recommendation for a nominee to be included in our proxy statement for our 2007 Annual Meeting of Shareholders must submit their recommendation to our board by December 11, 2006 to assure time for meaningful consideration and evaluation of, and collection of additional information regarding, the nominees by our board.
     Shareholder Communications with Our Board. Any shareholder wishing to send communications to our board may send a letter to the board, c/o Corporate Secretary, at Aetrium’s address listed above. Any such communication must be clearly labeled “Security Holder-Board Communication” and must include a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held. All communications that are not unduly hostile, illegal, threatening, are reasonably related to Aetrium or its business or are not similarly inappropriate will be directed by the Corporate Secretary to the board, or particular board members, not later than the next regularly scheduled meeting of the board. The Corporate Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.
Compensation of Directors
     Directors’ Fees. Our directors receive no cash compensation for their services as members of our board, although their out-of-pocket expenses incurred on our behalf are reimbursed. In addition, Mr. Boehm and his family are covered under our medical and dental group insurance programs at an annual cost to Aetrium of approximately $13,000.
     Option Grants. All of our directors are eligible for grants of options under our 2003 Plan. As disclosed in the Executive Compensation and Other Benefits section below, in August 2005 and pursuant to the 2003 Plan, we granted to Messrs. Levesque and Hemer five-year options to purchase 75,000 and 25,000 shares of our common stock, respectively. Also in August 2005, we granted to Messrs. Glarner, Greenshields and Boehm, as non-employee directors, five-year options to purchase 15,000 shares of common stock each. The exercise price of each of their options is $3.125 per share, the fair market value of the common stock on the date of the grant. All of the options granted were fully vested on grant.
     In addition, in May and June 2005, we took action to immediately vest certain outstanding options that were not then vested. As a result, options outstanding to Mr. Levesque to purchase 29,063 shares of our common stock, options outstanding to Mr. Hemer to purchase 51,667 shares of our common stock, and options outstanding to Messrs. Glarner, Greenshields and Boehm to purchase 22,500 shares each of our common stock became fully vested. The exercise price of each of these options is $2.755.
     Although our board is not obligated to do so, it currently anticipates that it will grant non-statutory stock options to purchase 30,000 shares of common stock to non-employee directors upon their initial election to our board at an exercise price equal to the fair market value of the common stock on the date of grant.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
     The table below sets forth information regarding the beneficial ownership of our common stock as of March 1, 2006, unless otherwise noted, by (a) each shareholder who we know owns beneficially more than 5% of our outstanding common stock, (b) each of our directors, nominees for directors and executive officers named in the “Summary Compensation Table” below, and (c) all of our executive officers and directors as a group. The address for all our executive officers and directors is 2350 Helen Street, North St. Paul, Minnesota 55109.

	Shares of Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Amount		Percent of Class (2)
Joseph C. Levesque	344,265	(3)	3.4%
Douglas L. Hemer	181,300	(4)	1.8%
Keith E. Williams	260,665	(5)	2.6%
Daniel M. Koch	175,738	(6)	1.8%
John J. Pollock	144,638	(7)	1.4%
Darnell L. Boehm	107,500	(8)	1.1%
Terrence W. Glarner	92,830	(9)	*
Andrew J. Greenshields	80,000	(10)	*
Executive officers and directors as a group (11 persons)	1,745,896	(11)	15.8%

*	Less than 1%.

(1)	Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days of March 1, 2006 are treated as outstanding only when determining the amount and percent owned by such person or group. Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares.

(2)	Based on 9,851,864 shares of common stock outstanding as of March 1, 2006.

(3)	Includes options to purchase 149,687 shares of common stock exercisable within 60 days. Also includes an aggregate of 6,400 shares held in educational trusts for Mr. Levesque’s grandchildren, of which he is the trustee.

(4)	Includes options to purchase 159,687 shares of common stock exercisable within 60 days.

(5)	Includes options to purchase 124,375 shares of common stock exercisable within 60 days.

(6)	Includes options to purchase 144,791 shares of common stock exercisable within 60 days.

(7)	Includes options to purchase 144,500 shares of common stock exercisable within 60 days.

(8)	Includes options to purchase 37,500 shares of common stock exercisable within 60 days.

(9)	Includes options to purchase 75,000 shares of common stock exercisable within 60 days.

(10)	Includes options to purchase 60,000 shares of common stock exercisable within 60 days.

(11)	Includes options to purchase 1,201,581 shares of common stock exercisable within 60 days. Also includes an aggregate of 6,400 shares held in educational trusts for Mr. Levesque’s grandchildren, of which he is the trustee.

EXECUTIVE COMPENSATION AND OTHER BENEFITS
Summary of Cash and Certain Other Compensation
     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by our Chief Executive Officer and our four other most highly compensated executive officers whose salary and bonus exceeded $100,000 in the fiscal year ended December 31, 2005. The executive officers named in the chart below are referred to in this Proxy Statement as our “named executive officers.”
Summary Compensation Table

				Long-Term
		Annual Compensation		Compensation
				Securities
Name and				Underlying	All Other
Principal Position	Year	Salary($)	Bonus($)(1)	Options(#)	Compensation($)(2)
Joseph C. Levesque	2005	$240,000	$0	75,000	$0
President and Chief	2004	244,038	64,400	0	4,951
Executive Officer	2003	186,923	0	45,000	0

Douglas L. Hemer	2005	$175,000	$0	25,000	$0
Chief Administrative	2004	179,038	56,400	0	5,260
Officer and Secretary	2003	144,615	0	80,000	0

Daniel M. Koch	2005	$135,000	$19,900	20,000	$0
Vice President—	2004	139,231	76,400	0	4,050
Worldwide Sales	2003	128,635	12,000	85,000	0

Keith E. Williams	2005	$150,000	$0	20,000	$0
President—	2004	154,327	56,400	0	4,329
Dallas Operations	2003	130,962	0	60,000	0

John J. Pollock	2005	$135,000	$30,900	20,000	$0
VP, General Manager—	2004	137,500	55,200	0	3,966
North St. Paul	2003	104,077	3,300	62,000	0
Operations

(1)	Represents bonuses payable pursuant to our executive compensation program. With respect to Messrs. Koch and Pollock, also includes bonuses of $24,000 and $2,800, respectively, for 2004 and scheduled bonuses for 2005 and 2003 payable pursuant to our sales incentive program, which applies to certain personnel participating in sales and marketing activities.

(2)	Represents amounts of matching contributions we made to the named executive officers’ respective 401(k) accounts.

Option Grants in 2005 Fiscal Year
     The following table summarizes option grants we made to our named executive officers during fiscal year 2005 and the potential realizable value of such options.
Option Grants in Fiscal Year 2005

					Potential Realizable Value
	Number of				at Assumed Annual Rates
	Securities	% of Total			of Stock Price Appreciation
	Underlying	Options Granted	Exercise or		for Option Term (2)
	Options	to Employees in	Base Price	Expiration
Name	Granted (#)(1)	Fiscal Year 2005	($/Share)	Date	5% ($)	10% ($)
Joseph C. Levesque	75,000	23.2%	$3.125	8/17/10	$64,753	$143,088
Douglas L. Hemer	25,000	7.7	3.125	8/17/10	21,584	47,696
Daniel M. Koch	20,000	6.2	3.125	8/17/10	17,268	38,157
Keith E. Williams	20,000	6.2	3.125	8/17/10	17,268	38,157
John J. Pollock	20,000	6.2	3.125	8/17/10	17,268	38,157

(1)	The above options were granted under our 2003 Plan. The options granted to each named executive fully vested on grant. The payment of an option exercise price may be made either in cash or, subject to the discretion of the Compensation Committee, in shares of our common stock.

(2)	These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of our common stock, overall market conditions and the executive’s continued involvement with us. The amounts represented in this table will not necessarily be achieved.
Option Exercises and 2005 Year-End Option Values
     None of our named executive officers exercised any options during fiscal year 2005. The following table shows the number and value of options held by our named executive officers as of the end of fiscal year 2005.
2005 Year-End Option Values

	Number of Securities Underlying		Value of Unexercised
	Unexercised Options at		In-The-Money Options
	December 31, 2005(#)		at December 31, 2005($)(1)(2)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Joseph C. Levesque	223,437	1,563	$466,914	$3,861
Douglas L. Hemer	158,437	1,563	317,189	3,861
Daniel M. Koch	143,958	1,042	281,451	2,574
Keith E. Williams	121,875	3,125	242,706	7,719
John J. Pollock	142,500	2,500	292,240	6,175

(1)	Based on the December 31, 2005 closing price of our common stock of $4.52.

(2)	The “Value of Unexercised Options” amounts are calculated based on the excess, if any, of the market value of our common stock at the end of our last completed fiscal year over the exercise price. The exercise price of options may be paid in cash or, in the discretion of the Compensation Committee, in shares of our common stock valued at fair market value on the date of exercise. In addition, at the discretion of the Compensation Committee, the exercise price of options granted may be paid pursuant to a cashless exercise procedure under which the executive provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to us, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.
Securities Authorized for Issuance Under Equity Compensation Plans
     We currently maintain two compensation plans for the issuance of our common stock: our 1993 Plan and our 2003 Plan. Each of these Plans was approved by our shareholders. Our 1993 Plan terminated by its terms on June 8, 2003. We may not grant any additional incentive awards under the 1993 Plan, but all incentive awards that were outstanding when the plan terminated may continue to be exercised, or become free of restrictions, according to their terms. The following table sets forth information as of December 31, 2005, regarding the number of shares of our common stock that may be issued under our 1993 Plan and 2003 Plan.
Equity Compensation Plan Information

Number of securities
remaining available for
	Number of securities to be	Weighted-average	future issuance under equity
	issued upon exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
Plan category	warrants and rights	warrants and rights	reflected in column (a))

	(a)	(b)	(c)
Equity compensation plans approved by shareholders (1)	1,737,827	$2.60	192,058

Equity compensation plans not approved by shareholders	—	—	—

Total	1,737,827	$2.60	192,058

(1)	As of March 1, 2006, options to purchase an aggregate of 477,207 shares were outstanding under our 1993 Plan and options to purchase an aggregate of 1,057,511 shares were outstanding under our 2003 Plan. The number of shares available for future awards under the 2003 Plan will depend upon the maximum number of shares available for issuance on the date of grant as calculated pursuant to the 2003 Plan. Under the 2003 Plan, the maximum number of shares of common stock for which options may be granted at any time is equal to 20% of the total number of shares of common stock then outstanding less the total number of shares of common stock then issuable upon exercise of all conversion rights, options and other rights to acquire shares of common stock then outstanding (other than the options being granted), which number was 192,058 on December 31, 2005. Incentive awards relating to more than 200,000 shares in the aggregate, however, cannot be granted to any participant during any fiscal year, except that a participant may be granted incentive awards for up to 400,000 shares of common stock during the fiscal year that he or she is first elected as an officer, hired as an employee, retained as a consultant or promoted to a position of increased responsibility. Furthermore, no more than 250,000 shares may be granted as restricted stock awards, stock bonuses or under performance units, and no more than 1,050,000 shares may be issued pursuant to the exercise of incentive stock options, under the 2003 Plan.
Employment and Change of Control Agreements
     Effective as of April 1, 1986, we entered into an employment agreement with Joseph C. Levesque to serve as our President and Chief Executive Officer. This employment agreement has no stated term. The employment agreement provides that we will review Mr. Levesque’s performance and compensation package on an annual basis and make such adjustments to his compensation package as we deem appropriate. The employment agreement provides that Mr. Levesque may voluntarily terminate his employment with three months’ written notice to us. The employment agreement also provides that if Mr. Levesque’s employment is involuntarily terminated (including by reason of death or disability, but excluding for cause), we will pay Mr. Levesque six months’ salary as severance pay. Any severance pay provided to Mr. Levesque pursuant to the terms of this employment agreement will be made according to our standard payroll practices and policies.
     Effective as of January 6, 2004, we entered into Change of Control Agreements with certain of our high-level executives, including all of the named executive officers, that provide severance pay and other benefits in the event of a change of control. The Agreements provide for severance payments of two times the executive’s annual base salary in the event the executive’s employment is terminated, either voluntarily with “good reason” or involuntarily, during the two-year period following a change in control. An executive receiving severance payments is also entitled to reimbursement of the employer portion of group medical and group dental premiums under COBRA continuation coverage. In addition, the Agreements provide for immediate vesting of all unvested options outstanding to the executive upon a change in control. Severance payments to Mr. Levesque under his Change of Control Agreement would be in lieu of any severance otherwise due Mr. Levesque under his employment agreement discussed above.
     For purposes of the Change of Control Agreements, a change of control would be deemed to have occurred upon:
•	The sale or other transfer of all or substantially all of our assets;

•	The approval by our shareholders of a liquidation or dissolution of the company;

•	Any person, other than a bona fide underwriter, becomes the owner of more than 40% of our outstanding shares of common stock;

•	A merger, consolidation or exchange involving the company, but only if our shareholders prior to such transaction own less than 65% of the combined voting power of the surviving or acquiring entity following the transaction; or

•	The current members of our board, or future members of our board who were approved by at least a majority of our current board, cease to constitute at least a majority of the board.

Stock Performance Graph
     In accordance with the rules of the SEC, the following performance graph compares for the five-year period ending on December 31, 2005, the yearly cumulative total shareholder return on our common stock on the Nasdaq National Market with the yearly cumulative total return over the same period with the Nasdaq Stock Market (U.S. Companies) Index and a Hemscott Group Index for semiconductor equipment and material. Hemscott, Inc. prepared the data points and the performance graph. The comparison assumes a $100 investment in our common stock, the Nasdaq Stock Market (U.S. Companies) Index and the Hemscott Group Index on December 31, 2000, with reinvestment of all dividends.
COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG AETRIUM INCORPORATED,
NASDAQ MARKET INDEX AND HEMSCOTT GROUP INDEX
ASSUMES $100 INVESTED ON DEC. 31, 2000
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2005

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Aetrium Incorporated	$100.00	$52.73	$28.00	$115.27	$142.55	$164.36
Hemscott Group Index	100.00	109.48	65.50	118.84	93.26	98.06
Nasdaq U.S. Market Index	100.00	77.19	54.01	82.10	89.52	92.74

Compensation Committee Interlocks and Insider Participation
     Messrs Boehm, Glarner and Greenshields, each of whom is a member of our board of directors, served as members of the board’s Compensation Committee during fiscal year 2005. Mr. Boehm served as our Chief Financial Officer and Secretary from 1986 until May 2000. No executive officer of ours serves as a member of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our board or Compensation Committee.
Compensation Committee Report on Executive Compensation
     Membership and Role of the Compensation Committee. The Compensation Committee consists of three non-employee directors, each of whom is independent as defined under the Nasdaq listing standards and by the SEC. The Compensation Committee approves the compensation for our executive officers. With respect to all eligible recipients except members of the Compensation Committee, the Compensation Committee also administers our 1993 and 2003 Plans and determines the participants in the 2003 Plan and the amount, timing and other terms and conditions of awards under these Plans. The board as a whole exercises these responsibilities with respect to members of the Compensation Committee as eligible recipients under these Plans.
     Compensation Philosophy and Objectives. The Compensation Committee is committed to the general principle that overall executive compensation should be commensurate with corporate performance and the performance of the individual executive officers, and the attainment of predetermined corporate goals. The primary objectives of our executive compensation program are to:
•	reward the achievement of desired corporate and individual performance goals;

•	provide compensation that enables us to attract and retain key executives; and

•	provide compensation opportunities that are linked to our performance and that directly link the interests of executives with the interests of our shareholders.
     Our executive compensation program provides a level of compensation opportunity that is competitive for companies in comparable industries and of comparable development, complexity and size. In determining compensation levels, the Compensation Committee considers a number of factors, including corporate performance, both separately and in relation to other companies competing in our markets, the individual performance of each executive officer, comparative compensation surveys concerning compensation levels and stock grants at other companies, our historical compensation levels and stock awards, and the overall competitive environment for executives and the level of compensation necessary to attract and retain key executives. Compensation levels may be greater or less than competitive levels in comparable companies based upon factors such as annual and long-term corporate and individual performance.
     Executive Compensation Program Components. Our executive compensation program consists of base salary, bonuses and long-term incentive compensation in the form of stock options. The particular elements of our compensation program are discussed more fully below.
     Base Salary. Base salary levels of executive officers, including our Chief Executive Officer, are determined by the potential impact of the individual on the company and corporate performance, the skills and experience required by the position, the individual performance and potential of the executive officer, and market data for comparable positions in companies in comparable industries and of comparable development, complexity and size. Base salaries for executive officers are generally evaluated annually and adjusted as appropriate. The Compensation Committee has the discretionary authority to adjust such base level salaries based on our actual and projected performance, including factors related to revenue and profitability. Consistent with our philosophy of keeping executive salaries at reduced levels during periods of operating losses, effective July 2001 we reduced the base salaries of our executive officers by 10 to 25% due to declining revenue levels and operating losses at the company and generally across our industry. A portion of the percentage reductions was reinstated in the fourth quarter of 2003 and the remainder was reinstated in the first quarter of 2004. We did not otherwise increase the base salary for any of our executive officers in 2004 or 2005, except for Mr. Pollock and Paul H. Askegaard, our Treasurer, who each received additional base salary increases in the first quarter of 2004 to reflect current responsibilities. In considering the performance of Aetrium in fiscal year 2005 in relation to the performance of companies in our industry generally, we feel that the current base compensation levels of our Chief Executive Officer and other executive officers are appropriate.
     Bonuses. We may also pay bonuses to executive officers, including our Chief Executive Officer, under our executive officer profit sharing program, which is a part of our executive compensation program. Under our executive officer profit sharing program, which we adopted in 2004, the Compensation Committee may award up to an aggregate of 10% of our pre-tax income (before such awards) for the quarter as cash bonuses to our executive officers. Bonuses are based upon our profitability and cash flow for the quarter and the individual executive’s contributions to the success of our operations. Bonuses are awarded only for quarters in which we are profitable. No bonuses were paid under this program in 2005. In addition, under our sales incentive program, participating employees are paid daily rates for qualifying travel as bonuses in addition to their base salaries. All bonuses paid to our named executive officers in 2005 under this bonus program are reflected in the “Summary Compensation Table” contained elsewhere in this Proxy Statement.
     Long-Term Incentive Compensation. We use stock options to enable key executives to participate in a meaningful way in our success and to link their interests directly with those of our shareholders. The number of stock options we granted to executives, including our Chief Executive Officer, is based upon a number of factors, including base salary level and how such base salary level relates to those of other companies in our industry, the number of options we have previously granted and individual and corporate performance during the year. For further detail regarding the options granted to our named executive officers, reference the section regarding “Option Grants” contained in this Proxy Statement.
     Section 162(m). The Omnibus Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended, limiting corporate deductions to $1,000,000 for certain compensation paid to the chief executive officer and each of the four other most highly compensated executives of publicly held companies. We do not believe we will pay “compensation” within the meaning of Section 162(m) to such executive officers in excess of $1,000,000 in the foreseeable future. Therefore, we do not have a policy at this time regarding qualifying compensation paid to our executive officers for deductibility under Section 162(m), but will formulate a policy if compensation levels ever approach $1,000,000.

Compensation Committee

Darnell L. Boehm
Terrence W. Glarner
Andrew J. Greenshields

Audit Committee Report
     Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement, in whole or in part, the following report will not be deemed to be incorporated by reference into any such filing.
     Membership and Role of the Audit Committee. The current members of the Audit Committee are Messrs. Boehm, Glarner and Greenshields. Mr. Boehm serves as Chairman of the Audit Committee. All members of the Audit Committee are independent as defined under the Nasdaq listing standards and the rules and regulations of the SEC. The board has determined that all members of the Audit Committee are audit committee financial experts, as defined by the SEC.
     The Audit Committee operates under a written charter adopted by our board on February 18, 2004. In connection with the preparation of the materials for our 2006 Annual Meeting, the Audit Committee has determined that the Audit Committee charter is adequate and no material revisions need to be made to such charter. We have posted our amended and restated Audit Committee Charter on our website at www.aetrium.com. We have also filed a copy of the Audit Committee Charter with the SEC as an appendix to our Definitive Proxy Statement for our 2004 Annual Meeting of Shareholders. The primary function of the Audit Committee is to assist the board in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to the shareholders and others, the systems of internal and disclosure controls that management and the board have established, and the audit process, and by overseeing our accounting and financial reporting processes, the audits of our financial statements, and our independent registered public accounting firm. The Audit Committee’s primary duties and responsibilities are to:
•	be directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm;

•	approve all engagements of our independent registered public accounting firm to render audit or non-audit services prior to such engagement, or pursuant to policies and procedures that are detailed as to the particular service and that do not include delegation of the Audit Committee’s responsibilities to management;

•	evaluate our quarterly financial performance as well as our compliance with laws and regulations;

•	oversee management’s establishment and enforcement of financial policies and business practices;

•	review and determine approval of all related party transactions required to be described by us under SEC rules and regulations;

•	establish procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	investigate any matter brought to its attention within the scope of its duties; and

•	provide an open avenue of communication among the independent registered public accounting firm, financial and senior management, counsel, internal audit personnel and our board.
     All services provided by our independent registered public accounting firm, PricewaterhouseCoopers LLP, are subject to pre-approval by our Audit Committee. The Audit Committee’s pre-approval policies and procedures are described below under the caption “Independent Registered Public Accounting Firm—Pre-Approval Policies and Procedures.”
     Review of Our Audited Financial Statements for the Fiscal Year ended December 31, 2005. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2005 with management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards Nos. 61, as amended (Communication with Audit Committees) and 90 (Audit Committee Communications).
     The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm. The Audit Committee determined that the income tax preparation and consulting services provided by PricewaterhouseCoopers LLP to us during fiscal year 2005 were compatible with maintaining the independence of that firm.
     Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to our board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.

Audit Committee

Darnell L. Boehm (Chair)
Terrence W. Glarner
Andrew J. Greenshields

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Selection of Independent Registered Public Accounting Firm
     We have selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2006. We do not intend to request that the shareholders ratify this selection. We have requested and expect, however, one or more representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting. Such representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Pre-Approval Policies and Procedures
     All services provided by our independent registered public accounting firm, PricewaterhouseCoopers LLP, are subject to pre-approval by our Audit Committee. The Audit Committee has authorized each of its members to approve services by PricewaterhouseCoopers LLP in the event there is a need for such approval prior to the next full Audit Committee meeting. The Audit Committee has also adopted policies and procedures that are detailed as to the particular service and that do not include delegation of the Audit Committee’s responsibilities to management under which management may engage PricewaterhouseCoopers LLP to render audit or non-audit services. Any interim approval given by an Audit Committee member and any such engagement by management must be reported to the Audit Committee no later than its next scheduled meeting. Before granting any approval, the Audit Committee (or a committee member if applicable) gives due consideration to whether approval of the proposed service will have a detrimental impact on PricewaterhouseCoopers LLP’s independence. The full Audit Committee pre-approved all services provided by PricewaterhouseCoopers LLP in fiscal 2005.
Audit and Non-Audit Fees
     The following table presents aggregate fees billed for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for fiscal years 2004 and 2005, and fees billed for all other services rendered by PricewaterhouseCoopers LLP in 2004 and 2005. Other than as set forth below, no other professional services were rendered or fees billed by PricewaterhouseCoopers LLP during fiscal years 2004 or 2005.

Services Rendered	2005 Fees	2004 Fees
Audit Fees (1)	$130,023	$103,085
Audit-Related Fees (2)	15,000	3,313
Tax Fees (3)	25,450	22,350
All Other Fees	0	0

(1)	These fees include the audit of our annual financial statements for fiscal years 2005 and 2004 and the review of our financial statements included in our Quarterly Reports on Form 10-Q for fiscal years 2005 and 2004.

(2)	These fees were related to consultations regarding Section 404 of the Sarbanes-Oxley Act of 2002 and financial accounting and reporting issues in fiscal year 2005 and to consultations regarding Section 404 of the Sarbanes-Oxley Act of 2002 in fiscal year 2004.

(3)	These fees were for the preparation of federal and state tax returns and tax advice.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     We purchase machined parts from two partnerships controlled by WEB Technology Inc., also referred to as WEB. One of the partnerships, which is owned 77% by WEB, supplied us with approximately $73,000 of machined parts in fiscal year 2005. The other partnership, which is owned 76.9% by WEB, and 2.6% by Keith E. Williams, President of our Dallas operation, supplied us with approximately $90,000 of machined parts in fiscal year 2005. In addition to Mr. William’s direct ownership in the second partnership, Mr. Williams owns an 11.8% interest in WEB. These transactions were reviewed and approved by our Audit Committee.
     We believe that the above transactions between us and our officers and affiliates have been on terms no less favorable than we could have obtained from unaffiliated third parties. Any future transactions with officers, directors or 5% beneficial shareholders of our common stock will be on terms no less favorable than we could obtain from unaffiliated third parties.
CODE OF ETHICS
     Effective February 18, 2004, the board formally adopted a Code of Business Conduct and Ethics, which covers a wide range of business practices and procedures and is intended to ensure to the greatest extent possible that Aetrium’s business is conducted in a consistently legal and ethical manner. The Code is consistent with how we have always conducted our business, and applies to all of our directors, officers and other employees, including our principal executive officer and principal financial and accounting officer. We have posted the Code on our website at www.aetrium.com. We have also filed a copy of the Code with the SEC as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003. We intend to promptly disclose any grant of waivers from or amendments to a provision of the Code on our website following such amendment or waiver.
SECTION 16(a) BENEFICIAL
OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and greater than 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms they file. Based upon a review of the copies of such reports furnished to us and written representations, we believe that for the year ended December 31, 2005, none of our directors, executive officers or beneficial owners of greater than 10% of our common stock failed to file on a timely basis the forms required by Section 16 of the Exchange Act., except as follows. Due to error by the company, all of our directors and named executive officers, and Messrs. Paul Askegaard, Timothy Foley and Dean Hedstrom, our other executive officers, failed to timely file Form 4’s reporting the receipt of options granted under our 2003 Plan in August 2005. Once these omissions were discovered, Form 4’s were filed to reflect these option grants.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
     Shareholder proposals intended to be presented in our proxy materials relating to our next Annual Meeting of Shareholders must be received by us at our principal executive offices on or before December 11, 2006, and must satisfy the requirements of the proxy rules promulgated by the SEC.
     A shareholder who wishes to make a proposal at our next Annual Meeting without including the proposal in our proxy materials must notify us by February 24, 2007. If a shareholder fails to give notice by this date, then the persons named as proxies in the proxy card solicited by us for the next Annual Meeting will have discretionary authority to vote on the proposal.
OTHER BUSINESS
     We know of no business that will be presented for consideration at the Annual Meeting other than that described in this Proxy Statement. As to other business, if any, that may properly come before the Annual Meeting, it is intended that proxies solicited by our board will be voted in accordance with the judgment of the person or persons voting the proxies.
MISCELLANEOUS
     WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005, TO EACH PERSON WHO WAS A SHAREHOLDER OF AETRIUM AS OF MARCH 31, 2006, UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT. SUCH REQUEST SHOULD BE SENT TO: AETRIUM INCORPORATED, 2350 HELEN STREET, NORTH ST. PAUL, MINNESOTA 55109; ATTN.: SHAREHOLDER INFORMATION.

By Order of the Board of Directors

Joseph C. Levesque
Chairman of the Board,
President and Chief Executive Officer

April 10, 2006
North St. Paul, Minnesota

Appendix A
AETRIUM INCORPORATED
ANNUAL PROXY CARD
This Proxy is solicited by the Board of Directors
     The undersigned hereby appoints JOSEPH C. LEVESQUE and DOUGLAS L. HEMER, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Aetrium Incorporated held of record by the undersigned on March 31, 2006, at the Annual Meeting of Shareholders to be held on May 24, 2006, or any adjournment thereof.
1. ELECTION OF DIRECTORS. The Board recommends a vote FOR the following nominees.

	Name of Nominee	For	Withhold
01	JOSEPH C. LEVESQUE	☐	☐
02	DARNELL L. BOEHM	☐	☐
03	TERRENCE W. GLARNER	☐	☐
04	ANDREW J. GREENSHIELDS	☐	☐
05	DOUGLAS L. HEMER	☐	☐
2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees named in Proposal 1 above. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: , 2006

Signature

Signature if held jointly
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

A-1